Corporate Presentation December 2020 NASDAQ/TASE: MDGS Filed pursuant to Rule 433 of the Securities Act of 1933 Issuer Free Writing Prospectus dated December 30, 2020 Relating to the Preliminary Prospectus dated November 30, 2020 Registration Statement File No. 333-249797

Forward Looking Statements This presentation may contain statements about Medigus Ltd. and its subsidiaries ( “ the Company ” ) that are “ Forward - Looking Statements, ” which are based upon the current estimates, assumptions and expectations of the Company ’ s management and its knowledge of the relevant market, including but not limited to statements regarding anticipated development and commercialization activities and market opportunities. The Company has tried, where possible, to identify such information and statements by using words such as “ anticipate, ” “ believe, ” “ envision, ” “ estimate, ” “ expect, ” “ intend, ” “ may, ” “ plan, ” “ predict, ” “ project, ” “ target, ” “ potential, ” “ will, ” “ would, ” “ could, ” “ should, ” “ continue, ” “ contemplate ” and other similar expressions and derivations thereof in connection with any discussion of future events, trends or prospects or future operating or financial performance, although not all forward - looking statements contain these identifying words. These forward - looking statements represent the Company ’ s expectations or beliefs concerning future events, and it is possible that the events described in this presentation will not be achieved, due to, inter alia, the sprea d o f COVID - 19 as well as the restriction deriving therefrom. By their nature, Forward - Looking Statements involve known and unknown risks, uncertainties and other factors which may cause future results of the Company ’ s activity to differ significantly from the content and implications of such statements. Other risk factors affecting the company are discussed in detail in the Company's filings with the Securities and Exchange Commission. Forward - Looking Statements are pertinent only as of the date on which they are made, and the Company undertakes no obligation to update or revise any Forward - Looking Statements, whether as a result of new information, future developments or otherwise. Neither the Company nor its shareholders, officers and employees, shall be liable for any action and the results of any action taken by any person based on the information contained herein, including without limitation the purchase or sale of Company securities. Nothing in this presentation should be deemed to be medical or other advice of any kind.

This presentation highlights basic information about us and the offering to which this presentation relates. Because it is a sum mary, it does not contain all of the information that you should consider before investing in our securities. The Company has filed a Registration Statement on Form F - 1 , as amended (File No. 333 - 249797 ) (including a prospectus, which currently is in preliminary form) with the SEC for the offering to which this presentation relates. The Registration Statement has not yet become effecti ve. Before you invest, you should read the Preliminary Prospectus in the Registration Statement (including the risk factors descr ibe d therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. The Preliminary Prospectus, dated November 30 , 2020 , is available on the SEC web site at www.sec.gov/edgar. Alternatively, the Company or the underwriter participating in the offering will arrange to send you the Preliminary Prospectus and, when available, the final prospectus and/or any supplements thereto if you contact Aegis Capital Corp, 810 7 th Avenue, 18 th Floor, New York, NY 10019 , ATTN: Syndicate Department, e - mail syndicate@aegiscap.com, (212) 813 - 1010 . Free Writing Prospectus Statement

Issuer Medigus Exchange & Ticker Nasdaq: MDGS Shares Offered Up to 5,915,409 ADSs Over - Allotment Option 15% for 45 Days Offering Structure ADSs Use of Proceeds General corporate purposes and Working Capital Sole Bookrunning Manager Aegis Capital Corp. Offering Highlights

Investment Highlights NASDAQ/TASE: MDGS Medigus is focused on developing and commercializing innovative technologies that have high growth potential Portfolio includes products developed at Medigus, its majority - owned subsidiaries and entities in which it holds minority ownership positions

Business Strategy Medigus engaged in advance medical solutions and innovative technologies both within the company and through its partner companies Focused on identifying, in - licensing, developing and commercializing high - growth potential technologies

Business Model Technology Oriented Provides maximum flexibility, allowing Company to develop a broad array of new technologies. Streamlined Corporate Structure Management with extensive experience in structuring deals enables the Company to quickly take advantage of time - sensitive opportunities and provide a range of business options. Collaboration Teamwork between Medigus employees and those of the partner companies allows for leveraging of skills and expertise from dedicated workforce to ensure success. Designed for maximum flexibility, allowing the Company to develop, commercialize, and support a broad array of new technologies with high growth potential.

Partner Companies: Mutually Beneficial Relationships *binding agreement had been signed, no closing yet

OTCQB: SCTC

Custom Visualization Solutions ScoutCam is a global leader in providing innovative, custom - tailored visualization solutions through small and highly resistant cameras and supplementary technologies Working to improve performance by enhancing the visual technological capabilities of organizations across various industries Cultivates partnerships for both research and development and multi - year manufacturing contracts Existing and upcoming contracts with Fortune 500 international partners Medigus owns 48.28% share

As cameras become smaller and more accessible, the incorporation of innovative visualization technologies has increased across industries. World’s Smallest Cameras Size Down to 1 mm outer diameter High Resolution With brilliant image quality Close Minimal Focus Distance down to 2 mm Waterproof Extremely Lightweight Down to 0.04g per camera RF Protected Wireless Zero latency Wired Up to 30 m Extreme Resistance • Extreme temperature ( - 127 ˚C to 100 ˚C) • Vibrations • Vacuum • Radiation

Proprietary Technologies All - inclusive, in - house technology Components Additions Integrations • Micro CMOS Sensors • Optics Design • Video Processors • Illumination • Long Lightweight Cables • Ultrasound Option • Endoscopes & Borescopes • Task Specific Tools • High Resistant Options

Potential Industries Served MEDICAL Global Leader A.M. Surgical AEROSPACE NASA INDUSTRY Rolls Royce Areva Westinghouse Rolex SECURITY & DEFENSE IDF Rafael Israeli Secret Service Capable of withstanding the rigorous demands of aerospace Minimally invasive ‘ chip - on - tip ’ technology optimal for industry shift towards single - use endoscopy Custom - tailored to meet customer needs Built ready for any mission and environment

Online Event Platform

A Smart Ticketing Platform • Eventer enables producers and venues to create events, manage ticket operations and billing, and promote ticket sales all in one efficient and cost - productive platform • Eventer generally receives 3 - 6 % commission for tickets sold through Eventer ’ s platform • Fees for additional services like marketing and tailored features • Majority of ticket sales currently based in Israel • Intention to Expand to target markets in North America • Sign a collaboration agreement with virtual event technology company, Screenz Cross Media Ltd. • Medigus owns 50.01 % share on a fully diluted basis Enterprise Events Virtual Conferences Offline Venues Custom Events Concerts

Highlights 22,700 events held to date est. 2014 8,000 events held (2019) 1,000,000 tickets sold (2019) $ 26 MM in tickets sales (2019) + 118 % YOY over past five years

*binding agreement in October 2020 , no closing yet *

Data - Driven E - commerce Data - driven e - commerce technology company using AI and machine learning technologies to identify, acquire, and maximize the sales and profits of Fulfillment by Amazon (FBA) businesses Currently managing 3 main brands, 2 FBA stores on 3 continents Upon closing, Medigus will potentially own 50.01 % of the share capital of SRP

E - commerce Market in Numbers $ 4.5 trillion projected e - commerce market value (2020)* 3 MM active stores (2019)* 2 B buyers (2019)* Amazon owns** 45 % of U.S. e - commerce market 150.6 MM mobile users (Sep 2019 )** 2.5 MM sellers** 4000 items sold per minute** Amazon Marketplace *Source: 2020 ecommerce statistics ** Source: 10 Amazon Statistics You Need to Know in 2020

Amazon FBA Process

Protecting Against Biological Threats Invents and develops highly differentiated biological gels to topically prevent pathogen - triggered events safely, effectively, and at a potential lower cost than existing treatments Medigus owns 19.9 % of its share capital: • Signed term sheet to invest additional $ 100,000 to reach holdings of 33 % following investment • Option to increase holdings up to 51 % with completion of milestones

Capture & Create Platform Creating products to safely and effectively prevent allergenic and viral threats topically through the upper airways and eye cavities at lower costs than current treatments. » No injections » Preventative » Safe » Easy to use » Wet and dry administration A TOPICAL BIOGEL

Treatment Administered as nasal spray Lines the nasal tissue Traps pathogens to reduce allergenic or infectious penetration to cells Reduces physical reaction

MUSE: Medigus Ultrasonic Surgical Endostapler Comprehensive endoscopic device that incorporates the latest technological advancements to deliver a more patient - friendly option for Transoral Fundoplication (TF) for the treatment of gastroesophageal reflux disease (GERD) Dozens of patents worldwide Available via out - licensing agreements $ 3 million Licensing and Sales Agreement with Shanghai Golden Grand - Medical Instruments Ltd. for exclusive license in China, Hong Kong, Taiwan, and Macao

Technology FDA cleared and CE - marked Combines the latest microvisual, ultrasonic and surgical stapling capabilities into one device, allowing a single physician to complete the TF procedure in approximately one hour Addresses the root cause of GERD with potential to improve the quality of life for people who suffer from reflux

TASE: GIX.TA

Performance - Based - Marketing A leading global marketing technology (MarTech) solutions company for online performance - based - marketing Technologies offered on Google, Verizon Media Group, Apple, and other global platforms Medigus currently owns 8.2%. Following the issuance of additional shares of Gix and conversion of Linkury ’ s, Gix ’ subsidiary, shares which is subject to Gix shareholders approval, Medigus will hold approximately 35.30 % of Gix outstanding share capital

Technology Gix ’ s proprietary AI technology drives tailor - made experiences based on users ’ interests • Distributes free software through browser add - ons and desktop apps • Advertisements drive revenues • Solution platform for publishers • Personalized content, ads, and banners Apps Content

Highlights est. 2013 * 12,000,000 worldwide users* 175 countries around the world* 100 + Products* $10 MM market cap** $18.5 MM in revenues (H1 2020)** Currently in *http://www.gix - internet.com/who - we - are/about - us ** https://www.tase.co.il/en/market_data/company/ 744 /about?securityId= 744011

“ Global Automax ” *binding agreement had been signed, no closing yet *

Automotive Parallel Imports Private company located in Israel Medigus partially owned subsidiary, Matomy, entered into a conditional merger agreement in November 2020 (subject to closing conditions) Importing leading vehicles brands Medigus owns 24.9% of Matomy shares, post merger Medigus shall hold 11% of Matomy* Leading parallel import company in Israel automotive market *binding agreement had been signed, no closing yet

ScoutCam: Commercializing new sectors and expand customer base Eventer: Expanding its target market penetration, mainly in North America Smart Repair Pro and Purex: Expanding business globally and seeking new brand and product acquisitions Polyrizon: Working towards FDA approval. Clinical trials with COVID - 19 patients to begin upon regulatory approval MUSE: Commercializing and engaging in additional licensing and sale agreements across new territories Gix Group: Launching new innovative products and connecting with additional international partners Global Automax: merger transaction

Thank you NASDAQ/TASE: MDGS www.medigus.com/ @Medigus3 www.linkedin.com/company/medigus/ www.youtube.com/user/medigus 2013